EXHIBIT 99.2

                                                   Contacts: Christopher P. Marr
                                                             901-252-2000
                                                             Teresa K. Corona
                                                             901-252-2000

              STORAGE USA BOARD OF DIRECTORS AUTHORIZES REPURCHASE

                      OF UP TO 5% OF COMPANY'S COMMON STOCK

MEMPHIS, Tennessee (December 1, 1999) - Storage USA, Inc. (NYSE: SUS; www.sus.com) today announced that its Board of Directors authorized the Company to repurchase up to 5% of the Company's common shares outstanding through open market and private purchases.

The timing of the purchases, the length of time that the program will continue and the exact number of shares to be purchased will be dependent upon prevailing market conditions and price levels. Based on the closing price of Storage USA common shares yesterday, the repurchase program represents a capital commitment of approximately $38 million.

"We believe that our stock is significantly undervalued in the market and represents an excellent investment at these levels," said Dean Jernigan, chairman and CEO of Storage USA. "The authorization of this buyback program reflects the confidence of the Board and management in the Company's strategy and continued growth potential. We are committed to enhancing shareholder value, and we believe this buyback program demonstrates that commitment."

Any purchases will be paid for through borrowings against the Company's lines of credit. The borrowings will in turn be paid down with proceeds from the expected sale of properties in non-core markets and the contribution of in-process development to the Company's previously announced joint venture with GE Capital.

Storage USA had 28,040,440 common shares outstanding as of September 30, 1999. Shares acquired through the buyback program will be retired and returned to the status of authorized but unissued shares.

Storage USA, Inc. is a fully integrated, self-administrated and self-managed real estate investment trust, which is engaged in the management, acquisition, development, construction and franchising of self-storage facilities. The Company owned, managed, and franchised 501 facilities containing 33.6 million square feet in 31 states and the District of Columbia, as of September 30, 1999.

Statements in this release concerning Storage USA's beliefs, expectations, and intentions, future events, future performance and business prospects are forward looking within the meaning of the federal securities laws. The Company may determine to modify or discontinue the repurchase program at any time. The Company's actual results could differ materially from those anticipated as a result of various factors, including those detailed from time to time in the Company's Form 10-K and its other reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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